Exhibit 10(h)(xi)

2002 IDACORP
EXECUTIVE INCENTIVE PLAN

PURPOSE

The purpose of the IDACORP Executive Incentive Plan (the "Plan") is to reinforce the goals for IDACORP (the "Company") for profitable growth and continuation of a sound overall financial condition by providing incentive compensation opportunities to selected key employees.  The Plan is intended to:

Attract, retain, and motivate key employees.

Relate compensation to performance and financial results.

Shift a portion of compensation from fixed to a variable form.

ADMINISTRATION

The Chief Executive Officer (CEO) of IDACORP has authority to:

Recommend Plan Participants

Recommend target amounts for Plan Participants

Recommend the Company and Subsidiary annual goals which will be the basis of Plan awards.

The Board of Directors Compensation Committee (the "Committee") will review the recommendations of the CEO, make any alterations deemed appropriate, and then make its recommendations to the full Board.

The IDACORP Board of directors (the "Board") will determine and approve annual awards for the CEO and Officers, and will be informed of and approve targets and awards for the other Plan Participants.

All actions, determinations, and decisions made by the Board will be final, conclusive, and binding upon all parties concerned.  The Board has full authority to interpret, change, amend, or discontinue the Plan in part or as a whole at any time and without prior notice.  No member of the Board shall incur any liability by reason of any action or determination made with respect to the Plan.

PARTICIPATION

Annually the CEO of the Company, in conjunction with executive officers will review with the Committee, after which the Committee will submit to the Board the list of executives for participation in the Plan for that Plan year.  Employees recommended should be in a position to directly and materially affect revenues, profits or losses, or operating efficiencies of the Company.  Employees will be notified of their participation in the Plan and will be provided a copy of the performance measures and other criteria for award determination.

Employees may become eligible to participate in the Plan by virtue of promotion or new hire following the initial eligibility designation.  In such case, award determination will be made on a pro-rata basis as recommended by the CEO.

An employee who retires, dies, or becomes disabled after he becomes a participant shall be eligible to receive an incentive award.  An employee who terminates employment for reasons other than retirement, death, or disability after he becomes a participant shall not be eligible to receive an incentive award.

DETERMINATION OF INCENTIVE AWARDS

Incentive awards will be based upon corporate and/or subsidiary performance measures as described in the attachment(s).

The amount of incentive to be awarded each participant will be calculated by multiplying an incentive percentage by the salary of each participant.  For participants who are active employees on December 31 of the year for which the incentives are awarded, the salary shall be the annual rate of base salary in effect on December 1 exclusive of any amounts earned under any incentive, bonus or benefit plans.  For participants to retire, die, become disabled, commence an approved leave of absence, or receive a base pay increase during the year, the salary shall be the total base salary paid during the year exclusive of any amounts earned under any incentive, bonus, or benefit plans.

Performance between Threshold and Maximum is measured in steps, or tiers, and no prorating of incentive will occur between separate tiers.

Furthermore,             payout under any goals other than Corporate will occur only if payout occurs for Corporate performance.  On recommendation of the CEO and Committee, the Board has the discretion to authorize an Individual performance payout for extraordinary results on the part of a participant.

PAYMENT OF AWARD

Incentive awards under the Plan shall be made in cash by the Company to a participant who is an active employee (other than those who retire, die or become disabled during the plan year) as of December 31 of the year for which the award relates.

Awards under this Plan will be subject to the same withholding taxes as regular pay, and will be considered in the calculation of benefits under the Idaho Power Company Retirement Plan, and the Idaho Power Company Employee Savings Plan.

PLAN IS NOT A CONTRACT

No portion of the Plan is to be construed as a contract for compensation purposes nor for continued employment with IDACORP or any of its subsidiaries.

CHANGE IN CONTROL

In the event of a change in control, as defined in the plan document for the Idaho Power Company Senior Management Security Plan, the Committee with approval of the Board  will have the prerogative to trigger payments at any time during the change of control period.  The value of such awards, if any, shall be determined based upon results as of the trigger date.

EFFECTIVE DATE

The Plan shall become effective January 1, 2002, and if not terminated by action of the Board of Directors, shall expire December 31, 2002.